Exhibit 99

MACKINAC FINANCIAL CORPORATION ANNOUNCES RECEIPT OF REGULATORY APPROVAL TO REDEEM

$7 MILLION OF PREFERRED STOCK

For Release:	March 27, 2013
Nasdaq:	MFNC
Contact:	Ernie R. Krueger, (906) 341-7158 /ekrueger@bankmbank.com
Website:	www.bankmbank.com

Manistique, Michigan — Mackinac Financial Corporation (Nasdaq: MFNC), the bank holding company for mBank (the “Bank”), announced today that it received required regulatory approval to redeem $7.0 million of its $11.0 million outstanding preferred stock. The 7,000 shares with a par value of $1,000 per share are now eligible to be redeemed from third-parties that purchased the preferred from the United States Treasury when auctioned in August 2012. The actual redemption price(s) and effective date of the redemption(s) have not yet been determined.

Commenting, Paul Tobias, Chairman and CEO stated, “This partial redemption of our preferred stock will be another step in the execution of our strategic plan for increasing value to our common shareholders. The approval of this action by our regulators also supports this action as it relates to our strong consolidated capital levels subsequent to this redemption, a further indication of our overall financial strength.”

This press release is for informational purposes only and is neither an offer to purchase nor a solicitation to buy any of the preferred stock of Mackinac Financial Corporation, nor is it a solicitation for acceptance of any redemption. Mackinac Financial Corporation will redeem preferred shares only pursuant to the terms of the relevant definitive agreements for the redemptions.

Mackinac Financial Corporation is a registered bank holding company formed under the Bank Holding Company Act of 1956 with assets in excess of $550 million and whose common stock is traded on the NASDAQ stock market as “MFNC.”   The principal subsidiary of the Corporation is mBank.  Headquartered in Manistique, Michigan, mBank has 11 branch locations; seven in the Upper Peninsula, three in the Northern Lower Peninsula and one in Oakland County, Michigan.  The Corporation’s banking services include commercial lending and treasury management products and services geared toward small to mid-sized businesses, as well as a full array of personal and business deposit products and consumer loans.

Forward-Looking Statements

This release contains certain forward-looking statements. Words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “should,” “will,” and variations of such words and similar expressions are intended to identify forward-looking statements: as defined by the Private Securities Litigation Reform Act of 1995. These statements reflect management’s current beliefs as to expected outcomes of future events and are not guarantees of future performance. These statements involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood, and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. Factors that could cause a difference include among others: changes in the national and local economies or market conditions; changes in interest rates and banking regulations; the impact of competition from traditional or new sources; and the possibility that anticipated cost savings and revenue enhancements from mergers and acquisitions, bank consolidations, branch closings and other sources may not be fully realized at all or within specified time frames as well as other risks and uncertainties including but not limited to those detailed from time to time in filings of the Corporation with the Securities and Exchange Commission. These and other factors may cause decisions and actual results to differ materially from current expectations. Mackinac Financial Corporation undertakes no obligation to revise, update, or clarify forward-looking statements to reflect events or conditions after the date of this release.